Exhibit 10.1

Certain information has been omitted from the exhibit because it is both (i) not material and (ii) of the type that the registrant customarily and actually treats as private or confidential. The omissions have been indicated by (“[***]”).

TREATMENT OF CONCENTRATE AND
SALE OF METALS AGREEMENT

BETWEEN

PILANESBERG PLATINUM MINES (PTY) LIMITED

(“PPM”)

and

IMPALA PLATINUM LIMITED

(“Impala”)

SCHEDULE A	42

SCHEDULE B	43

SCHEDULE C	46

SCHEDULE D	47

PREAMBLE:

(A)	Impala is a subsidiary of lmplats.

(B)	Notwithstanding the provisions of clause 11, Impala will provide access to smelter capacity at Impala Processing and refining capacity at the Impala Refinery.

(C)	On or about 23 June 2015 IRS and PPM entered into the Existing Agreement which .included terms and conditions for the delivery of Concentrate by PPM to IRS (now Impala) between 22 December 2015 and 21 December 2018 containing a minimum volume of 225 000oz Pt plus associated Pgms. Based upon PPM‘s recently projected monthly production volumes from the Pilanesberg Platinum Mine and premised upon an agreement between the Parties, that all PPM‘s production shall exclusively be delivered to Impala‘s smelter from 1 July 2018 onwards then, the minimum volume of 225 000oz Pt plus associated Pgms in Concentrate to be delivered by PPM under the Existing Agreement should be realised by or around 21 May 2019.

(D)	From 1 July 2018 Impala Refining Services Limited (“IRS) was merged into Impala as a division of lmplats. As a result, the Existing Agreement and its obligations were ceded by IRS to Impala from such date.

(E)	Beyond the term of the Existing Agreement between IRS (now Impala) and PPM, PPM anticipates producing further Concentrate up to a maximum grade of 160 g/t (6 Pgm, Pt plus Pd plus Rh plus Au plus Ru plus Ir) from the Pilanesberg Platinum Mine containing Pgms and Base Metals, as set out in Schedule C. The Parties have agreed on the terms and conditions under which Impala will acquire processed Pgms and Base Metals extracted from further Concentrate delivered to it by PPM which terms and conditions are set out below. The terms and conditions of this Agreement shall replace the Existing Agreement and the associated terms and conditions signed 23 .June 2015 which Existing Agreement will terminate on the Effective Date of this Agreement

(F)	Deliveries of Concentrate at grades in excess of 160 g/t (6 Pgm) would be subject to a further agreement between PPM and Impala.

AND THE PARTIES HEREBY AGREE

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, including the Preamble, the following words shall have the meaning set out next to them:

1.1.1	“Accounting Batch”	means the aggregate of three consecutive truckloads of Concentrate delivered by PPM to Impala Processing, provided that if the number of truckloads of Concentrate so delivered in any Metallurgical Month is not divisible by 3 (three), then the final Accounting Batch for such Metallurgical Month will consist of all remaining truckloads of Concentrate (being less than three truckloads) delivered during that Metallurgical Month for the purposes of cf determining the Accounting Sample;

1.1.2	“Accounting Sample”	means the representative sample prepared by Impala Processing and Impala Processing Laboratory from an Accounting Batch in accordance with clause 14 and analysed by the Parties for the purpose of exchange of analysis to establish the quantities of Base Metals and Pgms contained therein;

1.1.3	“Accounting Weight”	means the mass of each Concentrate truck delivery to be established in accordance with clause 13;

1.1.4	“Affiliate”	means in relation to PPM, any other entity:

1.1.4.1 which directly or indirectly Controls PPM or which is Controlled by PPM; or

1.1.4.2 which directly or indirectly owns 50% or more of the total economic interest in PPM; or

1.1.4.3 50% or more of the total economic interest in which entity is directly or indirectly owned by PPM;

1.1.5	“Agreement”	means this agreement including the schedules attached hereto;

1.1.6	“Base Metals”	means nickel (Ni) and copper (Cu);

1.1.7	“Business Day”	means any day not being Saturday, Sunday or a public holiday in the Republic of South Africa;

1.1.8	“Change in Law”	means the promulgation and signing into effect or issue of any Law or the change in the interpretation, administration or application of any Law by a Government authority, after the Signature Date;

1.1.9	“Commencement Date”	means 22 May 2019 or in the event that PPM shall not have delivered the minimum quantity of 225 000oz Pt plus associated Pgms in Concentrate as specified under clause 3.2 of the Existing Agreement signed on 23 June 2015 then the first day of the Metallurgical Month which immediately follows the delivery of such minimum quantity;

1.1.10	“Concentrate”	means flotation concentrate as derived from all ore mined at the Pilanesberg Platinum Mine and all concentrate produced at the Pilanesberg Platinum Mine to which PPM shall have title or shall be the owner in accordance with clause 22 containing Base Metals and Pgms with an estimated Pgm grade of 111g/tonne (6E) and with an estimated Pgm split of Pt 55.6%, Pd 23.5%, Rh 6.6%, Ru 9.9%, Ir 2.3% and Au 2.0% andwith estimated grades of Ni 1.9% and Cu 1.1 % and gangue materials as outlined in the Concentrate Specification Schedule A;

1.1.11	“Concentrate Delivery Plan”	Means, subject as detailed elsewhere in this Agreement to such minimum ounces of Platinum and such minimum ounces of Platinum, Palladium, Rhodium and Gold (4E) in Concentrate in each Metallurgical Month within defined periods during the term of this Agreement, a schedule to be delivered by PPM to Impala by not later than 31 March each year which shall set out PPM‘s anticipated Metallurgical Monthly volumes of inter alia Pgms and Base Metals and the Metallurgical Monthly Concentrate tonnage for the forthcoming Metallurgical Financial Year. The first such schedule shall relate to deliveries to be made by PPM during Impala‘s Metallurgical Financial Year 2020 and shall be delivered not later than 31 March 2019;

1.1.12	“Concentrate Delivery Schedule”	means Schedule C to this Agreement, which, using reasonable endeavours, provides a best estimate of the anticipated metallurgical annual volumes of inter alia Pgms and Base Metals and the Concentrate tonnage for the term of the Agreement (as per clause 4.1);

1.1.13	“Concentrate Specification Schedule”	means Schedule A which using reasonable endeavours, provides a best estimate of the composition of the Concentrate and which Schedule shall be revised as required in accordance with a quantitative analysis of Concentrate deliveries as delivered under the existing Agreement between the Parties and which Schedule A revision shall be incorporated in an Addendum to this Agreement;

1.1.14	“Control”	In relation to:

1.1.14.1 a Company means:

1.1.14.1.1 the beneficial ownership directly or indirectly (whether through the holding of shares in a chain of subsidiaries or otherwise) of more than 50% of the economic interest of that company; and

1.1.14.1.2 the right directly or indirectly (through the holding of voting shares in a chain of subsidiaries or otherwise) to exercise more than 50% of the voting rights in respect of the issued shares of that company; and

1.1.14.1.3 the power directly or indirectly (through the holding of voting shares in a chain of subsidiaries or otherwise) to appoint and remove the majority of the board of directors of that company; and

1.1.14.1.4 generally the ability or entitlement to exercise a dominant or controlling influence over the affairs of that company;

1.1.14.2 in relation to any other person or entity, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise;

1.1.14.3         With specific reference to Kell metallurgical process operation as referred to in clause 5.3.1. it is recognized that the source(s) of capital funding for any such metallurgical operation is at the time of establishing this Agreement unconfirmed and may involve a consortium of investors. Whereas it is likely that PPM and/or its Affiliates shall control such entity, disproportionate investment in such Kell metallurgical process operation by others, (which shall exclude existing Base Metal and Pgm refiners in RSA), may result in an entity controlled by a consortium of investors including PPM and/or its Affiliates.

1.1.15	“DMT”	means dry metric Tonne i.e. 1000 kilograms or 2204.622 pounds of material without any moisture content;

1.1.16	“Effective Date”	means the Commencement Date;

1.1.17	“Existing Agreement”	means the prior agreement dated 23 June 2015 which provided terms and conditions for the delivery of Concentrate for the period between 22 December 2015 and 21 December 2018 or until a minimum of 225 000oz Pt plus associated Pgms had been delivered in Concentrate by PPM to IRS or to Impala following the cession of the Existing Agreement as referred above. The Existing Agreement shall effectively terminate on the Effective Date of this Agreement;

1.1.18	“Filter Cake”	means the Concentrate product after the filtration process by PPM;

1.1.19	“Impala”	means Impala Platinum Limited a company incorporated in the Republic of South Africa with registration number 1952/071942/06;

1.1.20	“Impala Processing”	means the smelting facilities of Impala near Rustenburg;

1.1.21	“Impala Processing Laboratory”	means the laboratories of Impala used to conduct the sample preparation and assaying process;

1.1.22	“Impala Refinery”	means the base metal and precious metal refining facilities of Impala situated in Springs;

1.1.23	“Implats”	means Impala Platinum Holdings Limited, a company incorporated in the Republic of South Africa with registration number 1957 /001979/06;

1.1.24	“IRS”	means Impala Refining Services Limited a company which was incorporated in the Republic of South Africa with registration number 1968/009670/06, a wholly owned subsidiary of lmplats which was merged into Impala as a division following a restructure by lmplats on or around 1 July 2018;

1.1.25	“Law”	means all legislation, statutes, regulations, directives, orders, notices, promulgations and other decrees of any authority, which have the force of law or which it would be an offence not to obey, and the common law, as amended, replaced, re-enacted, reinstated or re-interpreted from time to time of the Republic of South Africa;

1.1.26	“Merensky”	means that reef which is mainly pyroxenitic in character having narrow chromite seams or dissemination of chromite within it, characteristically containing Pgms in the Upper Critical Zone of the Bushveld Complex as defined in Chapter 4.3 of the Stratigraphy of South Africa (Geological Survey Handbook 8 of 1980);

1.1.27	“Metallurgical Financial Year”	means Impala‘s metallurgical financial year comprising 12 (twelve) consecutive standard Metallurgical Months, commencing with the Metallurgical Month of July each year (which month of July shall commence on the 22nd June) and which Metallurgical financial year shall terminate on the 21st June of the following year;

1.1.28	“Metallurgical Month”	means Impala‘s standard metallurgical month in accordance with the requirements of its cost accounting system and ending on the 21st of each Month;

1.1.29	“Month”	means a calendar month, being the period commencing on the first and ending on the last day of each month in terms of the Gregorian calendar;

1.1.30	“Parties”	means the Parties to this Agreement being PPM and Impala and “Party” shall mean any one of them as the context may require;

1.1.31	“Percentage Paid”	means the percentage of contained metal value paid as stipulated in clause 7.1 being [***] for Platinum, [***] for Palladium, [***] for Rhodium, [***]for Gold, [***] for Nickel, [***] for Copper, [***] for Ruthenium and [***] for Iridium;

1.1.32	“Pgms”	means Platinum (Pt), Palladium (Pd), Gold (Au), Rhodium (Rh), Iridium (Ir) and Ruthenium (Ru) and “Pgm” means any of such metals;

1.1.33	“PPM”	means Pilanesberg Platinum Mines (Proprietary) Limited, a company incorporated in the Republic of South Africa, with registration number 2002/015572/07;

1.1.34	“Purchase Price”	means the purchase price of the metals extracted from the Concentrate in US$, as calculated in terms of clauses 7.1 and 7.2, and which price shall thereafter for the purposes of this Agreement be converted to SA Rand in accordance with clause 7.3;

1.1.35	“R” or “Rand” or “ZAR” or “SA Rand”	means South African Rand;

1.1.36	“Rights”	means the mining right held or to be held by PPM inter alia over the farm Tuschenkomst 135 JP and surrounding properties as well as the extended Sedibelo mining area, collectively the Pilanesberg Platinum Mine, including any renewal thereof or amendment thereto;

1.1.37	“Signature Date”	means the date of signature of this Agreement by the last signing of the signatories, provided all Parties sign the Agreement;

1.1.38	“Tonne” or “mt or “ton”	means a metric tonne;

1.1.39	“Troy ounce” or “troy oz” or “tr.oz” or “oz”	means the equivalent of 31.1035 grams;

1.1.40	“US$” “$” or “US Dollar”	means United States of America Dollar;

1.1.41	“VAT”	means value added tax as provided for in the Value Added Tax Act 89 or 1991.

In this Agreement all contained metal values will be calculated and rounded to two decimal places, values in percent will be calculated and rounded to three decimal places, masses in Tonnes and Troy ounces will be rounded to three decimal places, masses in kilograms will be rounded to one decimal place and all metal prices will be stated in US$ rounded to four decimal places. Analytical results for exchange between the Parties shall be reported to three decimal places as shall settled assays between the Parties.
The schedules to this Agreement are:-

Schedule A	:	Concentrate Specification Schedule

Schedule B	:	Procedure for Impala Processing Site Sample Preparation

Schedule C:	:	Concentrate Delivery Schedule

Schedule D	:	Summarised Agreement Terms

1.2	Clause and paragraph headings are for purposes of reference only and shall not be used in interpretation

1.3	Unless the context clearly indicates a contrary intention any word connoting:

1.3.1	any gender includes the other gender;

1.3.2	the singular includes the plural and vice versa;

1.3.3	natural persons includes artificial persons and vice versa;

1.3.4	insolvency includes provisional or final sequestration, liquidation or judicial management.

2.	EXISTING AGREEMENT

The Parties hereby record and agree that notwithstanding anything to the contrary in the Existing Agreement:

2.1	PPM shall have until 21 May 2019 or such later date as may be agreed between the Parties in writing to deliver to IRS any amount which is outstanding of the minimum of 225 000oz Pt plus associated Pgms in Concentrate contemplated in clause 3.1 of the Existing Agreement (the “Outstanding Quantity”); and

2.2	provided that PPM delivers the Outstanding Quantity to IRS by no later than 21 May 2019 or such later date as may be agreed between the Parties in writing, PPM shall not be in breach of any of its obligations under the Existing Agreement to deliver any Pt lus associated Pgms in Concentrate during the time periods specified in the Existing Agreement and IRS hereby irrevocably and unconditionally waives all and any claims which it may have against PPM in connection therewith.

3.	DELIVERY AND TREATMENT OF CONCENTRATE AND PURCHASE AND SALE OF METALS

PPM hereby agrees to sell on an exclusive basis to Impala which hereby agrees to purchase the relevant Pgms and Base Metals in Concentrate as derived from all ore mined at the Pilanesberg Platinum Mine and all Concentrate as produced at the Pilanesberg Platinum Mine to which PPM shall have title or shall be the owner in ‘accordance with clause 22, and delivered by PPM to Impala for treatment and processing, on the terms and conditions as set out in this Agreement.

4.	TERM

4.1	Subject to the provisions of clause 5.3.1 this Agreement shall commence on the Commencement Date and subject to termination in terms of clause 16, or unless the term is suspended as a result of the reserves no longer being economically mineable, as advised by, PPM, shall remain in force until 21 May 2022 (inclusive) or for a minimum of three calendar years from the Commencement Date by which date subject to the further provisions of clause 4.3 a minimum of 250 000oz Pt plus associated Pgms in ratio typically as outlined in clause 6 shall have been delivered in Concentrate by PPM to Impala.

4.1.1	If at any time during the term of this Agreement, PPM through further mine development or otherwise anticipates that PPM shall be able to consistently deliver more than the minimum quantities of Pt plus 4E as outlined under clause 4.2 and clause 6.2 then PPM shall notify Impala in writing as soon as possible thereof. Although a shorter period may be agreed between the Parties in writing, PPM shall typically advise Impala twelve months in advance of when such increase in the monthly delivery of Pt and 4E in Concentrate is likely to commence. In such event the Parties shall meet in good faith in order to agree an increase to the minimum rolling average as outlined under clause 4.2 and clause 6.2 and a revision to Schedule C for the balance of the Agreement. Such additional Concentrate would be treated and processed by Impala in accordance with the terms and conditions of this Agreement.

4.2	Subject to clause 4.3 and clause 5.3 and provided only that for the period 22 May 2019 to 21 May 2022 or for such three calendar years within which PPM delivers Concentrate to Impala under this Agreement, the total contained metal production in Concentrate from the Pilanesberg Platinum Mine shall be not less than 250 000oz Pt plus associated Pgms in ratio typically as outlined in clause 6, PPM warrants;

4.2.1	To deliver a minimum of 90 300oz Pt plus associated Pgms in ratio typically as outlined in clause 6 in Concentrate to Impala between 22 May 2019 and 21 May 2020 or to deliver such minimum of 90 300oz Pt plus associated Pgms in ratio typically as outlined in clause 6 in Concentrate within the first calendar year of Concentrate deliveries by PPM to Impala under this Agreement and;

4.2.2	To deliver a minimum of 85 485oz Pt plus associated Pgms in ratio typically as outlined in clause 6 in Concentrate to Impala between 22 May 2020 and 21 May 2021 or to deliver such minimum of 85 485oz Pt plus associated Pgms in ratio typically as outlined in clause 6 in Concentrate within the second calendar year of Concentrate deliveries by PPM to Impala under this Agreement and;

4.2.3	Subject to the provisions of clause 5.3, clause 6.2.2.1 and clause 6.2.2.3 to deliver a minimum of 250 000oz Pt plus associated Pgms in ratio typically as outlined in clause 6 in Concentrate to Impala between 22 May 2019 and 21 May 2022 or to deliver a minimum of 250 000oz Pt plus associated Pgms in ratio typically as outlined in clause 6 in Concentrate within the three calendar year term of this Agreement within which PPM delivers Concentrate to Impala. Should for whatsoever reason including but not limited to a Force Majeure event(s) the total contained metal production in Concentrate from the Pilanesberg Platinum Mine be less than 250 000oz Pt plus associated Pgms between 22 May 2019 and 21 May 2022 or within the three calendar year term of this Agreement within which PPM delivers Concentrate to Impala, then the Agreement shall continue at Impala‘s sole and absolute discretion until a minimum of 250 000oz Pt plus associated Pgms in ratio have been delivered in Concentrate by PPM to Impala. In such event PP.M shall use reasonable endeavours to deliver the balance of the minimum 250 000oz Pt plus associated Pgms in the shortest practical period beyond 21 May 2022 or beyond the three calendar year term of this Agreement within which PPM delivers Concentrate to Impala.

4.3	If this Agreement is suspended as a result of the reserves being no longer economically mineable, and such circumstance ls no longer applicable such that the Pilanesberg Platinum Mine shall once more be in production, then PPM shall deliver the balance of the 250 000oz Pt plus associated Pgms typically as outlined in clause 6 in Concentrate to Impala, on the terms and conditions as set out in this Agreement.

4.4	Should the Parties be desirous of extending the duration of this Agreement beyond 21 May 2022 or beyond the three calendar year term within which PPM delivers Concentrate to Impala under this Agreement, the Parties shall not later than 21 June 2021, enter into negotiations with a view to extending the Agreement upon such terms as may be agreed upon at that time.

5.	QUANTITIES OF CONCENTRATE

5.1	Subject to Clause 4.1.1 PPM shall use reasonable endeavours to deliver the contained metal volumes delivered in Concentrate generally in accordance with the provisions of Schedule C.

5.2	Throughout the Agreement term, PPM shall use reasonable endeavours to ensure that the average Chrome Oxide content in all Concentrate deliveries during any one Metallurgical Month shall be less than 12.5 (twelve point five) kilograms per tonne failing which Impala shall be entitled but not obliged to suspend deliveries of Concentrate. Impala would be entitled thereafter to demand a pre-advice of all future Accounting Batch Chrome Oxide tenors before delivery based on a PPM sample until such time as PPM can demonstrate to Impala that Chrome Oxide tenors below 12.5 (twelve point five) kilograms per tonne can be achieved on a consistent basis such that any possible suspension of deliveries of Concentrate may be lifted.

5.3	In the event only within the term of this Agreement that PPM advises Impala on not less than 18 months’ notice in advance of commissioning its own Kell metallurgical process operation and thereafter PPM or an Affiliate of PPM successfully constructs and commissions its own Kell metallurgical process operation which is capable of processing the total contained metal production in Concentrate as projected thereafter from the Pilanesberg Platinum Mine, then;

5.3.1	PPM shall confirm and advise Impala of the projected “Commissioning Date” which shall mean the date upon which first Concentrate shall be processed through such Kell metallurgical process operation, no less than 6 (six) Months prior to such Commissioning Date. Provided such Commissioning Date shall fall within the term of this Agreement then PPM:

5.3.1.1	Shall continue to sell all Concentrate as derived from all ore mined at the Pilanesberg Platinum Mine and all Concentrate as produced at the Pilanesberg Platinum Mine to which PPM shall have title or shall be the owner in accordance with clause 22 to Impala up to such Commissioning Date.

5.3.1.2	Shall in such instance be obliged to deliver a minimum of 212 900oz Pt plus associated Pgms in ratio typically as outlined in clause 6 in Concentrate to Impala between 22 May 2019 and 21 May 2022 or within the 3 (three) calendar year term of this Agreement.

5.3.1.3	May continue at its sole and absolute discretion to deliver Concentrate to Impala after the Commissioning Date beyond the minimum of 212 900oz in Concentrate as referred under clause 5.3.1.2.

5.3.1.4	Should PPM during the term of this Agreement, retain some of its Concentrate for processing through its Kell process, only then before directly or indirectly contracting with any third party for the sale/and or delivery of such resultant product after PPM has processed Concentrate through its own metallurgical processes, PPM shall negotiate in good faith commercial terms with Impala for such resultant product which terms would come into effect immediately after any Concentrate were routed to the PPM metallurgical processes. In the event that the Parties are unable to reach agreement on commercial terms for such resultant product then Impala would have a right within 10 (ten) Business Days to match bona fide unconditional and irrevocable terms which PPM may obtain from reputable third parties. For the avoidance of doubt deliveries of contained metal volumes in such resultant product by PPM to Impala shall in no manner play any part in discharging PPM‘s minimum obligation to deliver 212 900oz Pt plus associated Pgms in the form of Concentrate to Impala before 21 May 2022 or within the three calendar year term within which PPM delivers Concentrate to Impala under this Agreement.

5.4	By not later than 31 March of each year, PPM shall deliver to Impala a Concentrate Delivery Plan. The maximum Concentrate deliveries in any one Metallurgical Month shall be limited to 4 300 DMT, unless otherwise agreed to in writing by Impala. Impala shall only be required to maintain sufficient capacity at Impala Processing and the Impala Refinery as advised by PPM in its then current Concentrate Delivery Plan.

5.5	The Concentrate shall be delivered by PPM in trucks as Filter Cake to Impala Processing. It is anticipated that the Filter Cake in each Accounting Batch shall have typically 17.5% but less than 20% moisture content (defined as the mass of the moisture content of the Filter Cake expressed as a percentage of the mass of the Filter Cake) as received at Impala Processing. If in retrospect analysis shows that in any one Metallurgical Month more than five Accounting Batches had a moisture content in excess of 20% then the Parties agree to discuss the impact thereof. Impala shall have the right to demand pre-advice of all future moisture content before delivery based upon a PPM sample and, should the Filter Cake in any Accounting Batch contain more than 20% moisture content, then Impala may in its sole and absolute discretion reject such Concentrate.

6.	QUALITY OF FLOTATION CONCENTRATE

The Parties envisage that the Concentrate will contain the following. approximate concentrations of Pgms and Base Metals:

6.1	Concentrate is envisaged to contain a typical Metallurgical Monthly average metal distribution as follows:

Metal		Concentration

Platinum	Pt	62	grams per Tonne

Palladium	Pd	28	grams per Tonne

Gold	Au	2	grams per Tonne

Rhodium	Rh	8	grams per Tonne

Ruthenium	Ru	11	grams per Tonne

Iridium	Ir	3	grams per Tonne

Nickel	Ni	19.5	kilograms per Tonne

Copper	Cu	11.4	kilograms per Tonne

(all Analysis on a dray basis)

6.2	For the avoidance of doubt and by way of example, for the period 22 May 2019 to 21 May 2020 or for the first calendar year of this Agreement in a typical Metallurgical Monthly production quantity of 3 775 DMT of Concentrate, the Parties envisage that the content would typically be:

Metal		Contained Metal		Average Concentration

Platinum	Pt	7 525	Troy ounces	62	grams per Tonne

Palladium	Pd	3 398	Troy ounces	28	grams per Tonne

Gold	Au	243	Troy ounces	2	grams per Tonne

Rhodium	Rh	971	Troy ounces	8	grams per Tonne

Ruthenium	Ru	1 35	Troy ounces	11	grams per Tonne

Iridium	Ir	364	Troy ounces	3	grams per Tonne

Nickel	Ni	74	Tonnes	19.5	kilograms per Tonne

Copper	Cu	43	Tonnes	11.4	Kilograms per Tonne

Chrome Oxide	Cr2O3	<46	Tonnes	12.5	kilograms per Tonne

The aggregate Platinum, Palladium, Rhodium and Gold content (4E content) in any one Metallurgical Month may vary between 10 950 and 13 350oz 4E in Concentrate in the first calendar year of this Agreement, between 1 O 300 and 12 600oz 4E in the second calendar year of this Agreement and between 9 000 and 11 000oz 4E in the third calendar year of this Agreement. For the avoidance of doubt, no less than 6 500oz Pt plus associated Pgms in Concentrate may be delivered by PPM to Impala in any one Metallurgical Month throughout the first two calendar years of this Agreement and no less than 5 500oz Pt plus associated Pgms in Concentrate may be delivered by PPM to Impala in any one Metallurgical Month throughout the third calendar year of this Agreement.

6.2.1	During the period 22 May 2019 to 21 May 2022 or during the three calendar year term within which PPM delivers Concentrate to Impala under this Agreement (excepting an event· of Force Majeure as contemplated in clause 20, in which event the provisions of clause 20 shall apply and which period of Force Majeure thereof shall be excluded from the determination of the minimum rolling average) PPM shall use best endeavours to ensure that a minimum rolling average of 7 100oz Pt and approximately° 11 450oz 4E in Concentrate is maintained at all times throughout the first calendar year, a minimum rolling average of 6 700oz Pt and approximately 10 800oz 4E in Concentrate is maintained at all times throughout the second calendar year and a minimum rolling average of 6 100oz Pt and approximately 9 840oz 4E is maintained at all times throughout the third calendar year of this Agreement.

6.2.2	Subject to the provisions of clause 4.1.1, clause 5.3, clause 6.2.2.1.1 and clause 4.3 by way of Concentrate delivery breakdown and for the avoidance of doubt the minimum quantities and the minimum rolling averages of Platinum and 4E to be delivered and maintained within each defined period of this Agreement shall be as follows:

Period	Duration	Minimum Rolling Averages per month		Average delivery for Periods 1, 2 and 3		Minimum Totals per Defined Duration
		Oz/Pt	Ox/4E	Oz/Pt	Ox/4E	Oz/Pt	Oz/4E
1.	22/05/2019 to 21/05/2020 (or for the 1st calendar year of Concentrate deliveries under this Agreement)	7 100	11 450	7 525	12 137	90 300	145 65
2.	22/05/2019 to 21/05/2020 (or for the 2nd calendar year of Concentrate deliveries under this Agreement)	6 700	10 800	7 124	11 490	85 488	137 884
3.	22/05/2019 to 21/05/2020 (or for the 3rd calendar year of Concentrate deliveries under this Agreement)	6 100	9 840	6 187	9 979	74 244*	119 748
		Total 21/05/2022 or within the three Calendar years of Concentrate deliveries under this Agreement				250 032	403 277

For the further avoidance of doubt:

6.2.2.1	Should it happen that during any of the period(s) as defined in the table above that the minimum totals per such defined duration are exceeded this shall not influence the minimum totals for the period(s) to follow but shall naturally result in the total quantity of Platinum and total 4E exceeding the minimum totals as above before 21 May 2022 or within the three calendar year term within which PPM delivers Concentrate to 6.2.2.2 Impala under this Agreement;

6.2.2.1.1	*In accordance with the specific provisions of clause 5.3.1 only in the event that PPM or an Affiliate of PPM successfully constructs its own. Kell metallurgical process operation within the term of this Agreement which is capable of processing the total contained metal production in Concentrate as projected thereafter from the Pilanesberg Platinum Mine then PPM shall continue to deliver all Concentrate to Impala up to the Commissioning Date for such Kell operation but subject to clause 5.3.1.2 may at its sole and absolute discretion retain up to a maximum of 37 122oz Pt plus associated Pgms in Concentrate from the third calendar year of this Agreement for processing through such Kell operation.

6.2.2.2	As per the provisions of clause 6.2 above no less than 6 500oz Pt plus associated Pgms in Concentrate may be delivered by PPM to Impala in any one Metallurgical Month throughout the first two calendar years of this Agreement term and subject to clause 5.3 and clause 6.2.2.1, no less than 5 500oz Pt plus associated Pgms in Concentrate may be delivered by PPM to Impala in any one Metallurgical Month throughout the third calendar year of this Agreement.

6.2.2.3	If for reasons unforeseen at this stage excluding the establishment of a Kell metallurgical process operation, PPM using its best endeavours fails to deliver the minimum volume. of· 250 000oz Pt plus associated Pgms in the form of Concentrate to Impala before 21 May 2022 or within the three calendar year term within which PPM delivers Concentrate to Impala under this Agreement (but not less than 230 000oz Pt plus associated Pgms in the form of Concentrate to Impala within the three calendar year term within which PPM delivers Concentrate to Impala under this Agreement) then PPM may deliver the balance of Pt plus associated Pgms in Concentrate within three Metallurgical Months after the three calendar year term within which PPM delivers Concentrate to Impala under this Agreement. The associated Smelting and Refining charges for such Concentrate delivered following the three calendar year term within which PPM delivers Concentrate to Impala under this Agreement shall be in accordance with the provisions of clause 8.4.

6.2.3	Should the Pgm/Base Metal distribution vary materially from that indicated or the Pgm grade (6E) be less than 97 g/t in any one Metallurgical Month then the Parties will renegotiate with each other at that time in good faith on a revision of the terms as outlined in this Agreement.

7.	PURCHASE PRICE

7.1	With reference to the ruling market prices set out in clause 7.2 below, Impala shall pay to PPM for the Pgms and Base Metals extracted from the· Concentrate delivered in respect of the Concentrate delivered during each Metallurgical Month:

7.1.1	[***] % of the US$ Pt value contained in the Concentrate;

7.1.2	[***] % of the US$ Pd value contained in the Concentrate;

7.1.3	[***] % of the US$ Au value contained in the Concentrate;

7.1.4	[***] % of the US$ Rh value contained in the Concentrate;

7.1.5	[***] % of the US$ Ru value contained in the Concentrate;

7.1.6	[***] % of the US$ Ir value contained in the Concentrate;

7.1.7	[***] % of the US$ Ni value contained in the Concentrate; and

7.1.8	[***] % of the US$ Cu value contained in the Concentrate.

For the purposes of this clause 7.1, the value of a Pgm or Base Metal shall be the quantity by mass of that Pgm or Base Metal multiplied by the applicable Ruling Market Price in clause 7.2.

7.2	Ruling Market prices for:

Platinum, will be [***].

Palladium, will be [***]

Gold, will be [***]

Rhodium, Ruthenium and Iridium will be [***]

Nickel will be the [***]

Copper will be the [***]

7.3	For the purpose of this Agreement, the ruling exchange rate to be utilised to convert US Dollars to South African Rands shall be the average of the 09:00 daily rates quoted by the Standard Bank of South Africa Limited International Branch, Johannesburg over the Month for the Month prior to the Month of payment.

7.4	All prices calculated in terms of clauses 7.1, 7.2 and 7.3 are exclusive of VAT.

8.	SMELTING AND REFINING CHARGES

PPM shall pay to Impala in respect of smelting and refining, the following charges calculated using the formulae below, where G is the grams per ton of 6 Pgm: Platinum, Palladium, Rhodium, Ruthenium, Iridium and Gold (i.e. 6Pgm g/t, Pt plus Pd plus Rh plus Ru plus Ir plus Au) in any one Accounting Batch.

8.1	For all Concentrate deliveries between 22 May 2019 and 21 December 2019

8.1.1	For all Concentrate grading above 117g/t (6Pgm) in an Accounting Batch up to a ·maximum of 16Qg/t (6Pgm) in aggregate the charge shall be:

[***] per DMT of Concentrate (excluding VAT).

8.1.2	For Concentrate grading below 117g/t (6Pgm) the charge shall be a flat [***] per dry tonne of Concentrate (Excluding VAT).

8.1.3	Charges for Concentrate grading above 160g/t (6Pgm) shall be subject to further agreement between the Parties.

8.1.4	Should the weighted average Nickel plus Copper tenor (for the avoidance of doubt this shall mean the average sum of the Nickel and Copper tenors) in any one Metallurgical Month be in excess of 4.0% Nickel plus Copper then all such Concentrate delivered in such Metallurgical Month shall be subject to an additional charge of [***] per DMT of Concentrate (excluding VAT).

8.1.5	Should the weighted average Nickel plus Copper tenor (for the avoidance of doubt this shall mean the average sum of the Nickel and Copper tenors) in any one Metallurgical Month be in excess of 6.0% Nickel plus Copper then the Parties shall meet in good faith to agree an appropriate additional charge per DMT of Concentrate.

8.2	For all Concentrate deliveries between 22 December 2019 and 21 December 2020

8.2.1	For all Concentrate grading above 11 Og/t (6Pgm) in an Accounting Batch up to a maximum of 160g/t (6Pgm) in aggregate the charge shall be:

8.2.2	[***] per DMT of Concentrate (excluding VAT)

8.2.3	For Concentrate grading below 11 Og/t (6Pgm) the charge shall be a flat [***] per dry tonne of Concentrate (Excluding VAT).

8.2.4	Charges for Concentrate grading above 160g/t (6Pgm) shall be subject to further agreement between the Parties.

8.2.5	Should the weighted average Nickel plus Copper tenor (for the avoidance of doubt this shall mean the average sum of the Nickel and Copper tenors) in any one Metallurgical Month be in excess of 4.0% Nickel plus Copper then all such Concentrate delivered in such Metallurgical Month shall be subject to an additional charge of [***] per DMT of Concentrate (excluding VAT).

8.2.6	Should the weighted average Nickel plus Copper tenor (for the avoidance of doubt this shall mean the average sum of the Nickel and Copper tenors) in any one Metallurgical Month be in excess of 6.0% Nickel plus Copper then the Parties shall meet in good faith to agree an appropriate additional charge per DMT of Concentrate.

8.3	For all Concentrate deliveries between 22 December 2020 and 21 December 2021

8.3.1	For all Concentrate grading above 11 Og/t (6Pgm) in an Accounting Batch up to a maximum of 160g/t (6Pgm) in aggregate the charge shall be:

8.3.2	[***] per DMT of Concentrate (excluding VAT)

8.3.3	For Concentrate grading below 110 g/t (6Pgm) the charge shall be a flat [***] per dry tonne of Concentrate (Excluding VAT).

8.3.4	Charges for Concentrate grading above 160g/t (6Pgm) shall be subject to further agreement between the Parties.

8.3.5	Should the weighted average Nickel plus Copper tenor (for the avoidance of doubt this shall mean the average sum of the Nickel and Copper tenors) in any one Metallurgical Month be in excess of 4.0% Nickel plus Copper then all such Concentrate delivered in such Metallurgical Month shall be subject to an additional charge of [***] per DMT of Concentrate (excluding VAT).

8.3.6	Should the weighted average Nickel plus Copper tenor (for the avoidance of doubt this shall mean the average sum of the Nickel and Copper tenors) in any one Metallurgical Month be in excess of 6.0% Nickel plus Copper then the Parties shall meet in good faith to agree an appropriate additional charge per DMT of Concentrate.

8.4	For all Concentrate deliveries between 22 December 2021 and 21 May 2022

8.4.1	For all Concentrate grading above 11 Og/t (6Pgm) in an Accounting Batch up to a maximum of 160g/t (6Pgm) in aggregate the charge shall be:

[***] per DMT of Concentrate (excluding VAT)

8.4.2	For Concentrate grading below 110 g/t (6Pgm) the charge shall be a flat [***] per dry tonne of Concentrate (Excluding VAT).

8.4.3	Charges for Concentrate grading above 160g/t (6Pgm) shall be subject to further agreement between the Parties.

8.4.4	Should the weighted average Nickel plus Copper tenor (for the avoidance of doubt this shall mean the average sum of the Nickel and Copper tenors) in any one Metallurgical Month be in excess of 4.0% Nickel plus Copper then all such Concentrate delivered in such Metallurgical Month shall be subject to an additional charge of [***] per DMT of Concentrate (excluding VAT).

8.4.5	Should the weighted average Nickel plus Copper tenor (for the avoidance of doubt this shall mean the average sum of the Nickel and Copper tenors) in any one Metallurgical Month be in excess of 6.0% Nickel plus Copper then the Parties shall meet in good faith to agree an appropriate additional charge per DMT of Concentrate.

8.4.6	If in order for PPM to deliver the minimum quantity’ of a 250 000oz Pt plus associated Pgms in ratio to Impala under this Agreement Concentrate deliveries must continue beyond 21 May 2022 then for the avoidance of doubt the charge referred under clause8.4.1 shall be extended for all Concentrate deliveries up to and including 21 December 2022.

9.	PAYMENT

9.1	Subject to clause 19 below and the deduction of all appropriate smelting and · refining charges as set out in clause 8 and clause 9.1.1 below, Impala will pay to PPM any amount due in terms of clause 7 above on the tenth Business Day of the Month following the month of outturn where the month of outturn shall mean the close of the second Metallurgical Month after the Metallurgical Month of Concentrate delivery for 80 (eighty) percent of the purchase percentage for each metal as indicated in clause 7.1 and the close of the fourth Metallurgical Month after the Metallurgical Month of Concentrate delivery for 20 (twenty) percent of the purchase percentage for each metal as indicated in clause 7.1.

9.1.1	For the avoidance of doubt the Parties agree by way of example that for Concentrate delivered in the October 2019 Metallurgical Month the Month of outturn shall be December 2019 and payment for 80 (eighty) percent of the purchase percentage [***] shall be made by Impala to PPM on 15 January 2020 with reference to December 2019 prices less all appropriate smelting and refining charges and penalties applicable to all Concentrate delivered in the October 2019 Metallurgical Month and payment for 20 (twenty) percent of the purchase percentage shall be made by Impala to PPM on 13 March 2020 with reference to February 2020 prices.

9.1.2	Impala shall pay the amounts due inclusive of the VAT portion of such Purchase Price to the credit of a nominated PPM account in the Republic of South Africa. The rate of conversion will be determined in accordance with clause 7.3.

9.2	Any reduction in the Purchase Price pursuant to the provisions of clause 17 below shall be effective on the date of payment for 80 (eighty) percent of the purchase percentage as provided for in clause 9.1.1. Impala shall advise PPM in writing of any reduction in the Purchase Price and the Parties shall agree the final invoice amount in writing a minimum of two Business Days prior to payment to PPM for 80 (eighty) percent of the purchase percentage as provided for in clause 9.1.1.

9.3	PPM shall ensure that invoices (including VAT) are issued to Impala by no later than 2 (two) Business Days before payment shall be made in terms of this clause 9. Impala shall ensure the timeous provision of all information required by PPM to enable PPM to provide such invoices.

9.4	In order to meet PPM‘s ongoing working capital requirements, PPM requires pipeline finance and/or financing commitments (“the Funding Commitments”) from an established financial institution (“the Funder”). In the event that, at any point during the term of this Agreement:

9.4.1	the Funder withdraws, cancels or elects not to renew the Funding Commitments made or in the case of renewal to be made available to PPM (whether in part or in whole) for reasons related to Impala as the purchaser of Pgms and Base Metals from PPM in terms of this Agreement (the “Withdrawn Funding Commitments”); or

9.4.2	the Funder indicates or suggests that it may take any action contemplated in clause 9.4.1 above,

being the “Relevant Event”, then PPM shall deliver written notice to Impala advising Impala of such Relevant Event, as soon as reasonably practicable after bec6ming aware of such Relevant Event (“Withdrawal of Funding Notice”).

9.5	In the event of a Relevant Event contemplated in clause 9.4.1:

9.5.1	the Withdrawal of Funding Notice shall (i) specify whether the Funding Commitment has been withdrawn, cancelled or not renewed in whole or in part and, if in part, the extent of such withdrawal, cancellation or nonrenewal, as the case may be, (ii) include a confirmation by PPM that such withdrawal, cancellation or non-renewal by the Funder was as a result of the Funder's concerns relating to Impala as the purchaser of Pgms and Base Metals from PPM in terms of this Agreement and, where possible, attaching evidence to that effect, (iii) specify the resultant shortfall in PPM's ongoing working capital requirements arising as a result of such withdrawal, cancellation or non-renewal ("Funding Shortfall") and (iv) specify any applicable notice period provided by the relevant Funder in relation to such withdrawal, cancellation or nonrenewal ("Funding Withdrawal Notice Period");

9.5.2	the Parties shall meet as soon as is practically possible after delivery of a Withdrawal of Funding Notice to Impala in order to discuss in good faith all available options in relation to reinstatement of the Withdrawn Funding Commitments and/or the procurement of suitable replacement financing commitments in respect of the Funding Shortfall (on terms and conditions no more onerous to PPM than the Withdrawn Funding

Commitments) (“Suitable Replacement Funding”), in either event prior to the expiry of any Funding Withdrawal Notice Period;

9.5.3	if prior to expiry of the Funding Withdrawal Notice Period, the Withdrawn Funding Commitments are reinstated or PPM is able to procure Suitable Replacement Funding, this Agreement shall continue on the same terms and conditions as if no Withdrawal of Funding Notice had been delivered;

9.5.4	if by the date falling 7 (seven) days before the expiry of the Funding Withdrawal Notice Period, the Withdrawn Funding Commitments have not been reinstated and PPM has been unable in good faith to procure Suitable Replacement Funding, then Impala shall notify PPM in writing as to whether, with effect from the date of expiry of the Funding Withdrawal Notice Period that:

9.5.4.1	either Impala shall provide Suitable Replacement Funding to PPM mutatis mutandis in accordance with the terms and conditions of the Withdrawn Funding Commitments for a period of 3 (three) months determined from the date of expiry of the Funding Withdrawal Notice Period, or such longer period as may be agreed by the Parties in writing ("Additional Financing Period"); or

9.5.4.2	PRM shall, notwithstanding any other provision of this Agreement, be entitled to take any action that the Funder may require in order for the Withdrawn Funding Commitments to be re-instated, including, without limitation that,

9.5.4.2.1	if the Funding Commitment has been withdrawn, . cancelled or not renewed in part then to supply Impala with Concentrate volumes in proportion to the percentage of Funding Commitment retained and to supply the balance of Concentrate to other refiners for the duration of the Additional Financing Period; or

9.5.4.2.2	if the Funding Commitment has been withdrawn, cancelled or not renewed in whole then ceasing to supply Impala with Concentrate under this Agreement and to supply Concentrate to other refiners for the duration of the Additional Financing Period, provided that if Impala fails to. deliver a notice contemplated in this clause 9.5.4 on or before the date of expiry of the Funding Withdrawal Notice Period, PPM shall (in its sole discretion) be entitled to take any action in accordance with clause 9.5.4.2 above;

9.5.5	if by the date falling 7 (seven) days before the expiry of any applicable Additional Financing Period, the Withdrawn Funding Commitments have not been reinstated and PPM has in good faith been unable to procure Suitable Replacement Funding, then Impala shall notify PPM in writing as to whether, with effect from the date of expiry of the applicable Additional Financing Period that:

9.5.5.1	either Impala shall provide Suitable Replacement Funding to PPM mutatis mutandis in accordance with the terms and conditions of the Withdrawn Funding Commitments for the remaining term of this Agreement; or

9.5.5.2	PPM shall, notwithstanding any other provision of this Agreement, be entitled to take any action that the Funder may require in order for the Withdrawn Funding Commitments to be re-instated, including, without limitation that,

9.5.5.2.1	if the Funding Commitment has been withdrawn, cancelled or not renewed in part then to supply Impala with Concentrate volumes in proportion to the percentage of Funding Commitment retained and to supply the balance of Concentrate to other refiners for the remaining term of this Agreement ;or

9.5.5.2.2	if the Funding Commitment has been withdrawn, cancelled or not renewed in whole then ceasing to supply Impala with Concentrate under this Agreement and to supply Concentrate to other refiners for the remaining term of this Agreement, provided that if Impala fails to deliver a notice contemplated in this clause 9.5.5 on or before the date of expiry of the applicable Additional Financing Period, PPM shall (in its sole discretion) be entitled to take any action in accordance with clause 9.5.5.2 above.

9.6	In the event of a Relevant Event contemplated in clause 9.4.2:

9.6.1	the· Withdrawal of Funding Notice shall (i) specify whether the Funder has indicated that the Funding Commitment may be withdrawn, cancelled or not renewed in whole or in part and, if in part, the extent of such withdrawal, cancellation or non-renewal, as the case may be, (ii) include a confirmation by PPM that such potential withdrawal, cancellation or non-renewal by the Funder is as a result of the Funder's concerns relating to Impala as the purchaser of Pgms and Base Metals from PPM and in terms of this Agreement and, where possible, attaching evidence to that effect, and (iii) specify the resultant shortfall in PPM's ongoing working capital requirements that would arise as a result of such withdrawal, cancellation or non-renewal (being, again, the "Funding Shortfall");

9.6.2	the Parties shall meet as soon as is practically possible after delivery of a Withdrawal of Funding Notice to Impala in order to discuss in good faith all available options in relation to the prevention of the Funding Commitment being withdrawn, cancelled or not renewed and/or the procurement of suitable replacement financing commitments in respect of the Funding Shortfall (on terms and conditions no more onerous to PPM than the Withdrawn Funding Commitments) (being, again, "Suitable Replacement Funding"), in either event 7 (seven) days before any applicable notice period provided by the relevant Funder in relation to such withdrawal, cancellation or non-renewal (being again, the "Funding Withdrawal Notice Period");

9.6.3	if prior to expiry of the Funding Withdrawal Notice Period, the Funder indicates that it shall not withdraw, cancel or fail to re-new the Funding Commitments or PPM confirms in writing that it will be able to procure Suitable Replacement Funding, this Agreement shall continue on the same terms and conditions as if no Withdrawal of Funding Notice had been delivered;

9.6.4	if by the date falling 7 (seven) days before the expiry of the Funding Withdrawal Notice Period, the Funder has not indicated that it shall not withdraw, cancel or fail to renew the Funding Commitments and PPM has not confirmed in writing that it will be able to procure Suitable Replacement Funding, then Impala shall notify PPM in writing as to whether, with effect from the date on which the Funding Commitment is actually withdrawn, cancelled or lapses that;

9.6.4.1	either Impala shall provide Suitable Replacement Funding to PPM mutatis mutandis in accordance with the terms and conditions of the Withdrawn Funding Commitments for a period of 3 (three) months determined from the Withdrawal Date, or such longer period as may be agreed by the Parties in writing ("Additional Financing Period"); or

9.6.4.2	PPM shall, notwithstanding any other provision of this Agreement, be entitled to take any action that the Funder may require in order for the Withdrawn Funding Commitments to be re-instated, including, without limitation that,

9.6.4.2.1	if the Funding Commitment has been withdrawn, cancelled or not renewed in part then to supply Impala with Concentrate volumes in proportion to the percentage of Funding Commitment retained and to supply the balance of Concentrate to other refiners for the duration of the Additional Financing Period;

9.6.4.2.2	if the Funding Commitment has been withdrawn, cancelled or not renewed in whole, then ceasing to supply Impala with Concentrate under this Agreement and to supply Concentrate to other refiners for the duration of the Additional Financing Period, provided that if Impala fails to deliver a notice contemplated in this clause 9.6.4 on or before the date of expiry of the Funding Withdrawal Notice Period, PPM shall (in its sole discretion) be entitled to take any action in accordance with clause 9.6.4.2 above;

9.6.5	If by the date falling 7 (seven) days before the expiry of any applicable Additional Financing Period, the Withdrawn Funding Commitments have not been reinstated and PPM has in good faith been unable to procure Suitable Replacement Funding, then Impala shall notify PPM in writing as to whether, with effect from the date of expiry of the applicable Additional Financing Period that:

9.6.5.1	either Impala shall provide Suitable Replacement Funding to PPM mutatis mutandis in accordance with the terms and conditions of the Withdrawn Funding Commitments for the remaining term of this Agreement; or

9.6.5.2	PPM shall, notwithstanding any other provision of this Agreement, be entitled to take any action that the Funder may require in order for the Withdrawn Funding Commitments to be re-instated, including, without limitation that,

9.6.5.2.1	if the Funding Commitment has been withdrawn, cancelled or not renewed in part then to supply Impala with Concentrate volumes in proportion to the percentage of Funding Commitment retained and to supply the balance of Concentrate to other refiners for the remaining term of this Agreement.

9.6.5.2.2	if the Funding Commitment has been withdrawn, cancelled or not renewed in whole then ceasing to supply Impala with Concentrate under this Agreement and to supply Concentrate to other refiners for the remaining term of this Agreement, provided that if Impala fails to deliver a notice contemplated in this clause 9.6.5 on or before the date of expiry of the applicable Additional Financing Period, PPM shall (in its sole discretion) be entitled to take any action in accordance with clause 9.6.5.2 above.

9.7	Notwithstanding any other provision of this Agreement, if at any point in time PPM is taking any action in terms of any of clauses 9.5.4.2, 9.5.5.2, 9.6.4.2 or 9.6.5.2, the Withdrawn Funding Commitments are reinstated or PPM is able to · procure Suitable Replacement Funding, this Agreement shall continue on the same terms and conditions as if no Withdrawal of Funding Notice had been delivered, save that the minimum amount of 250 000oz Pt plus associated Pgms referred to in clause 4.1 shall be reduced by the volume of Pt plus associated Pgms in Concentrate which· PPM may have delivered to other refiners under any of the aforesaid clauses.

9.8	Notwithstanding any other provision of this Agreement, if upon expiry of any Additional Financing Period and at any point in time thereafter during the term of this Agreement, then only if Withdrawn Funding Commitments have:

9.8.1	been withdrawn in whole and have not been reinstated, Impala has not elected to provide Suitable Replacement Funding to PPM as provided for under clause 9.5.5.1 or clause 9.6.5.1 and PPM in good faith have been unable to procure Suitable Replacement Funding, then PPM may on 30 (thirty) Business Days' Notice to Impala, terminate this Agreement and neither Party shall be liable to the other Party for any loss caused by such termination.

10.	DELIVERY OF CONCENTRATE

10.1	Concentrate shall be delivered by PPM as a Filter Cake (with a moisture content of typically 17 .5% up to a maximum of 20% subject to the provisions of clause 5.5) to Impala Processing with all costs of delivery for the account of PPM.

10.2	Subject to Clause 4.1.1 the maximum quantity of Concentrate to be delivered in any week shall not exceed 1 100 ( one thousand one hundred) DMT. PPM shall endeavour to deliver the Concentrate evenly throughout a 7 (seven) day week, with a maximum of 7 (seven) (typically 30 tonne) trucks being accepted in any one day (midnight to midnight). Deliveries in excess of 4 300 DMT in any one Metallurgical Month shall be subject to agreement in writing by impala.

10.3	The point of delivery of each truck load of the Concentrate shall be the area designated by Impala at Impala Processing.

11.	DELIVERY TO ALTERNATIVE SMELTER

Impala shall have the right to require PPM to deliver the Concentrate to an alternative smelter and should it wish to do so;

11.1	shall provide PPM with 30 (thirty) days (or such other period as the Parties may agree) prior written notification of the change of delivery point and the details of the alternative smelter in order to afford PPM the opportunity to manage the logistical operations; and

11.2	shall bear any additional cost of transport should the distance or cost from the Pilanesberg Platinum Mine to the alternative smelter be more than the distance or cost from the Pilanesberg Platinum Mine to Impala Processing.

12.	OWNERSHIP AND RISK

12.1	Ownership in and to the Pgms and Base Metals resulting from the treatment of Concentrate delivered by PPM and treated by Impala in terms of this Agreement shall remain with PPM until Impala has made final payment in terms of clause 9 for the Pgms and Base Metals, in which event ownership shall pass to Impala. Acceptance of delivery of Concentrate shall be evidenced by the signature on the delivery documentation by the weighbridge operator of Impala Processing and risk shall be deemed to have passed from PPM to Impala on the occurrence of such event.

12.2	Upon acceptance of delivery as referred to in clause 12.1, risk in and to the Concentrate shall pass from PPM to Impala. Impala shall be responsible for effecting adequate insurance to cover any and all risks associated with the loss or damage of any Concentrate delivered to it by PPM as well as the Pgms and Hase Metals derived from such Concentrate until such time as Impala has made payment in full· to PPM as per clause 9 hereof. Impala also undertakes to provide PPM upon request with proof of such instance in the form of a letter from their insurance broker confirming that the insurance contemplated by this clause is in place and has not been terminated, cancelled or amended.

12.3	The Parties acknowledge and agree that upon delivery as referred to in clause 12.1 an immediate lien over and pertaining to the Concentrate and to its constituent metals and minerals shall vest in favour of Impala.

13.	CONCENTRATE DISPATCH AND WEIGHT OETERMINATION PROCEDURE

13.1	The Accounting Weight of Concentrate delivered will be determined from Impala Processing weighbridges as contemplated in clause 13.3 and from the moisture content determined by Impala using the Impala sampling process as more fully described in clause 14. The trucks shall be weighed before and after discharge of the Concentrate on Impala Processing weighbridge.

13.2	The truck weights and deliveries making up an Accounting Batch will be reported weekly by Impala to a nominated PPM representative.

13.3	Each truck shall prior to dispatch to Impala Processing be weighed on the PPM weighbridge by a PPM representative at the Pilanesberg Platinum Mine. The recorded weight of the truck shall accompany the truck to Impala Processing. The truck shall be weighed upon arrival at Impala Processing and the dispatch and arrival weights per truck compared. Should the weights differ by more than 1 % then an Impala representative at Impala Processing shall contact the PPM representative as nominated under clause 13.2 and the truck shall be diverted to the second Impala Processing weighbridge and reweighed. Should the weight obtained by the second weighbridge differ from the first Impala Processing weighbridge by 1.0% or less then the weight obtained from the first Impala Processing weighbridge shall be accepted as the Accounting Weight. Should this situation persist for four continuous trucks then all three weighbridges will be recalibrated and assized.

13.4	PPM shall have the right at its own expense to be represented during the weighing of any truckload of Concentrate at the Impala Processing weighbridges and Impala shall have the right at its own expense to be represented during the weighing of any truckload of Concentrate at the PPM weighbridge.

14.	SAMPLING

14.1	Impala shall make use of the procedures for site sample preparation and moisture determination set out in Schedule B hereto, which procedures shall at all times be in accordance with what Impala considers, in good faith, to be best industry practice. PPM shall have the right at its own expense to be represented during all and any sampling, sample preparation, moisture determination and assaying procedures of the Concentrate.

14.2	Impala Processing samples shall be further prepared by Impala Processing Laboratory in accordance with its standard procedures. PPM shall have the right at its own expense to witness such procedures.

14.3	Impala Processing will make up representative composite Accounting Samples from the individual trucks which deliver Concentrate. The Accounting Sample will be split with one sample to be delivered by Impala Processing to Quality Labs or any such laboratory as specified by PPM for analysis on behalf of PPM, one sample retained for analysis by the Impala Processing Laboratory and two reserve samples retained by Impala Processing for Umpire.

15.	ASSAY AND ASSAY SETTLEMENT

15.1	Each Party shall analyse their Accounting Sample prepared by Impala Processing in accordance with clause 14.3. The assays thus generated from such Accounting Sample only will be used for establishing the quality of the Concentrate delivered by PPM.

15.2	Assays shall be swapped by simultaneous exchange of faxes or scanned emails.

15.3	The splitting limit will be 2% of the "Dollar Value" calculated in respect of each Party's metal assays. The "Dollar Value" will be the sum of the value of each of the individual metals calculated by using the Party's assays and using the prices detailed in clause 7.2, save that the applicable prices will be those quoted in the Month prior to delivery of the Concentrate (as opposed to the Month prior to the Month of payment).

15.3.1	For the avoidance of doubt, the Parties agree by way of example only that for an Accounting Batch delivered in June 2019 Metallurgical Month then the splitting limit shall be determined using market prices ruling during May 2019. If the Accounting Batch mass = 100 DMT and assuming the respective analysis of the individual metals in the Accounting Batch are as per the table below, then the percent;

difference for the Accounting Batch in the Dollar Value for each Party shall be the sum of the Dollar differences divided by the average of the Parties’ Dollar Values.

	Analysis g/t		Contained metal Ox/tonnes		2019 US$ price	Contained metal values US$		$ difference	% difference	Settled Assay
	Impala	PPM	Impala	PPM		Impala	PPM
Pt	59	60	189.689	192.904	[***]	[***]	[***]	[***]		59.5
Pd	27	26	86.807	83.592	[***]	[***]	[***]	[***]		26.5
Au	2	2	6.430	6.430	[***]	[***]	[***]	[***]		2
Rh	6	7	19.290	22.505	[***]	[***]	[***]	[***]		6.5
Ru	11	12	35.366	38,581	[***]	[***]	[***]	[***]		11.5
Ir	3	2	9.645	6.430	[***]	[***]	[***]	[***]		2.5
Ni	1.9	2	1.900	2.000	[***]	[***]	[***]	[***]		1.95
Cu	1	1	1.00	1.00	[***]	[***]	[***]	[***]		1
						[***]	[***]	[***]	[***]

Since the sum of the values of the individual metals calculated by using the Parties' assays and using the prices for the Month prior to delivery are less than 2% different then the settlement assay as per the provisions of clause 15.4 shall be the average of the Parties' assays.

15.4	If the results are within the Dollar Value splitting limit then the settlement assay for each metal will be the average of the Parties' assays.

15.5	If the results fall outside the splitting limit then the sample shall be sent for independent assay to SGS or such other laboratories as the Parties may agree to in writing from time to time.

15.6	The difference in the Dollar Value of each metal shall be analysed to determine the metal. assay or assays which is/are significantly causing the Dollar Value to fall outside the splitting limit. Only that metal assay or assays shall be submitted for independent assay to one of the independent laboratories contemplated above.

15.7	On submission of its results to the Parties by the independent laboratory and provided that the assay of the independent laboratory shall fall between the Parties' assays then the average between the assay of the independent _ laboratory and the original assay which is closest to that of the independent laboratory will be the final settlement. The original assay result which differs by the widest margin from the assay obtained by the independent laboratory will be rejected. If the assay of the independent laboratory does not fall between the Parties' assays then the middle of the three assays (Independent laboratory, Impala and PPM) will be final for settlement.

15.8	If the assay of the independent laboratory should not fall between the Parties assays and should it differ by more than 5% in the case of Platinum and Palladium and 10% in the case of the other Pgms from the Party's original assay which is closest to the independent assay then such independent assay shall be ignored and the Parties shall agree to split analysis provided that the difference between the original assays is acceptable to both Parties failing which the Parties shall elect within seven days to reanalyse or request a repeat of the independent assay.

15.9	The cost of the independent laboratory in conducting the assay shall be for the party whose assay or assays are furthest from the final settlement assay excepting where such independent assay shall be ignore as per the provisions of 15.8, in which case, the cost of such independent assay shall be split between the Parties.

15.10	Notwithstanding the procedures as above, should either Party after exchange of assays as per the provisions of clauses 15.1 and 15.2 identify an analytical bias over a period of not less than 2 (two) consecutive Metallurgical Months relating to Platinum and/or Palladium (or such other recoverable metals as the Parties may agree in writing from time to time), which is proven to be statistically significant (at not less than 95% confidence) it shall

15.10.1	have the right to notify the other Party in writing in such regard and the Parties shall meet in good faith not later than 2 (two) weeks from such notification to establish a programme to resolve such bias. In particular the Parties shall then interrogate the respective analytical methods and procedures, accreditation status and all pertinent qualitative and quantitative measures of the respective laboratories to make good shortfalls as identified and to eliminate such systematic differences going forward.

15.10.2	Should such bias identified continue over a period of not less than 4 (four) consecutive Metallurgical Months then the Parties’ respective laboratories shall be required to each analyse a comparable Certified Reference Material (CRM), being AMIS0171 or if such CRM is unavailable then such other comparable CRM as agreed between the Parties in writing, no less than 8 (eight) times to confirm the respective laboratories’ accuracy & precision. The Parties would then compare the averages of these determinations and to determine the within laboratory standard deviations from the replication of the measurements within the laboratories. Should either laboratory fail > to evaluate the CRM within the accepted standard deviation from the consensus value it shall be required to make fundamental changes to its procedures until it can consistently demonstrate that it can evaluate the CRM within the accepted standard deviation. Either Party shall have the right at its own expense to witness the other Party’s evaluation of the CRM

15.11	Impala shall provide PPM with an estimate of cumulative metal deliveries on a monthly basis based upon then available Impala Processing laboratory assays.

16.	BREACH

16.1	Notwithstanding the provisions of clause 4 if a Party (the "Defaulting Party") breaches any provision of this Agreement and remains in breach for 14 days after written notice by the other Party (the "Aggrieved Party") to the Defaulting Party requiring the Defaulting Party to rectify that breach the Aggrieved Party shall be entitled at its option (irrespective of the materiality of such breach or provision and without prejudice to its other rights in law including any right to claim damages):

16.1.1	to claim immediate specific performance of any of the Defaulting Party’s obligations under this Agreement then due for performance; or

16.1.2	to cancel this Agreement in which case written notice of the cancellation (the "Cancellation Notice") shall be given by the

Aggrieved Party to the Defaulting Party whereupon cancellation shall take effect upon receipt by the Defaulting Party of the Cancellation Notice provided that no Party shall be entitled to cancel this Agreement unless the breach is a material breach of a material term of this Agreement.

17.	REDUCTION IN PURCHASE PRICE AND PREMIUMS

17.1	The Parties recognise that certain impurities contaminate and retard the smelting and refining process and as a result any excess of unwanted impurities add to the metal processing cost incurred by Impala. The Parties agree that Impala shall be entitled to apply charges for Chrome Oxide on the basis set out below:

17.1.1	For all Concentrate deliveries between 22 May 2019 and 21 December 2019, PPM shall pay to Impala [***] per tonne of Chrome Oxide delivered in any single Accounting Batch of Concentrate with Chrome Oxide tenor in excess of 1.5%. For the avoidance of doubt:

If for any one Accounting Batch of Concentrate:

Delivery Dry Weight	=	100 DMT

Chrome oxide assay	=	1.7% or 17kg per tonne of dry Concentrate

Chrome Oxide charges	=	100 DMT x (1.7% - 1.5%)

	=	0.2 tonnes Chrome Oxide

Chrome oxide charge	=	[***] per tonne of Cr2 O3 in Concentrate

Chrome oxide charge	=	[***] x 0.2 tonne

	=	[***] for that Accounting Batch

17.1.2	For all Concentrate deliveries between 22 December 2019 and 21 December 2020, PPM shall pay to Impala [***] per tonne of Chrome Oxide delivered in any single Accounting Batch of Concentrate with Chrome Oxide tenor in excess of 1.5%.

17.1.3	For all Concentrate deliveries between 22 December 2020 and 21 December 2021, PPM shall pay to Impala [***] per tonne of Chrome Oxide delivered in any single Accounting Batch of Concentrate with Chrome Oxide tenor in excess of 1.5%.

17.1.4	For all Concentrate deliveries between 22 December 2021 and 21 May 2022, PPM shall pay to Impala [***] per tonne of Chrome Oxide delivered in any single Accounting Batch of Concentrate with Chrome Oxide tenor in excess of 1.5%.

If in order for PPM to deliver the minimum quantity of a 250 000oz Pt plus associated Pgms in ratio in Concentrate to Impala under this Agreement, Concentrate deliveries must continue beyond 21 May 2022, then for the avoidance of doubt PPM shall pay to Impala [***] per tonne of Chrome Oxide delivered in any single Accounting Batch of Concentrate with Chrome Oxide tenor in excess of 1.5% for all Concentrate deliveries up to and including 21 December 2022.

17.2	If, in retrospect, analysis shows that in any one Metallurgical Month that any two Accounting Batches had a chrome oxide tenor in excess of 1.8% then Impala shall have the right to demand pre-advice of all future Accounting Batch’ chrome oxide tenors before delivery based on a PPM sample until such time as PPM can demonstrate to Impala that Chrome Oxide tenors below 1.8% can be achieved on a consistent basis, failing which, Impala shall have the right to reject all further Concentrates deliveries with a chrome oxide tenor greater than 1.8%.

17.3	In the event that the overall Chrome Oxide to Platinum ratio exceeds 260:1 for deliveries in any one Metallurgical Month, Impala shall be entitled to reduce the Purchase Price payable to PPM by 3.0% for all Concentrate deliveries during that Metallurgical Month. In the event that the chrome oxide to platinum ratio exceeds 260:1 for any two consecutive Metallurgical Months the Parties agree to discuss the impact thereof. In addition PPM shall be obliged to ensure that the abovementioned ratio shall not be exceeded in the third consecutive Metallurgical Month, failing which Impala shall be entitled to reject such Concentrate until PPM can demonstrate that the said ratio is not exceeded.

17.4	It is understood that the Concentrate received will be a typical mixed sulphide containing Concentrate as indicated in the attached Schedule A. If, in retrospect, analysis shows that the Concentrate delivered contains other constituents at levels which Impala reasonably deems could cause downstream processing problems at Impala Processing, or at the Impala Refinery, Impala shall notify PPM in writing thereof and shall be entitled, but not obliged, to immediately suspend deliveries of Concentrate by PPM under this Agreement.

Impala shall promptly and diligently and, in any event within not more than 10 (ten) Business Days of having notified PPM as contemplated above, using all reasonable endeavours and in open discussion with PPM, confirm that processing of Concentrate with such other constituent at such levels as then present in PPM Concentrate deliveries would be detrimental to Impala’s downstream processing.

Should the Parties be unable to agree that such other constituent is detrimental to Impala’s downstream processing then, provided that an independent third party approved of and appointed by the Chief Operating Officer PPM and the Senior Manager Impala Refining Services a division of Impala (and in the event of such persons failing to agree on the identity of the independent third party within 3 Business Days of being requested to do so by each Party, then at the request of either Party the appointment shall be made by the President for the time being of the Southern African Institute of Mining and Metallurgy) has in writing certified that such levels of constituent would be detrimental to Impala’s downstream processing then Impala shall be entitled to demand pre-advice of the level of such constituent in PPM’s Concentrate before delivery, based upon a PPM sample until PPM can demonstrate to Impala that an acceptable level of such constituent can be achieved on a continuous basis. Impala shall have the right to reject all further Concentrate deliveries with a level of such constituent which would cause downstream processing problems.

18.	FAIRNESS

18.1	The Parties recognise that it is impractical to make provision for every contingency which may arise during the term of this Agreement and the Parties hereby declare that their intention is that this Agreement shall operate between them with fairness and without undue hardship to either Party.

18.2	Should any Party give written notice to the other of a perceived unfairness and the effects of the perceived unfairness (the “Unfairness Notice”) arising from the operation of this Agreement, the Parties shall meet within 7 (seven) days of the date of the Unfairness Notice and use all efforts reasonable and acting in good faith in the circumstances to agree upon suitable action to remove the cause of such unfairness. Should the Parties be unable to reach agreement within 14 (fourteen) days of such meeting, no consequential amendment to this Agreement shall be made and this Agreement shall continue to be of full force and effect.

19.	MARKET AND PRICE SOURCE DISRUPTION

19.1	In any Month if Impala is unable or unwilling because of market conditions to sell any one or more Pgms or Base Metals produced during such Metallurgical Month and provided that an independent third party approved of and appointed by the Chief Operating Officer PPM and the Senior Manager Impala Refining Services a division of Impala (and in the event of such persons failing to agree on the identity of the independent third party within 5 Business Days of being requested to do so by either Party then at the request of either Party the appointment shall be made by the President for the time being of the Southern African Institute of Mining and Metallurgy) has in writing certified that this is reasonable in the prevailing circumstances then Impala shall be entitled to defer payment to PPM for any metal not sold during such Metallurgical Month until such time as such metal is actually sold. In such circumstances “an equality of misery” approach shall be adopted. The quantity of metal sold by Impala during any such Metallurgical Month shall be ratioed to the total quantity of metal produced by Impala during that Metallurgical Month. Such sales ratio would then be applied to the quantity of metal attributable to PPM from Concentrate delivered during, such Metallurgical Month.

19.2	If the Metal Bulletin and/or Platt's Metal Week referred to in clause 7,2 fail for any reason to publish the price of any Pgm or Base Metal (the "Affected Metal") as provided in clause 7.2 (the "Price Source Disruption Event") such that the Ruling Market Price of the Affected Metal cannot be determined, the Parties shall thereupon and in any event by no later than 5 (five) Business Days after either party has given the other notice of the Price Source Disruption Event, meet in order to consult and endeavour to agree in good faith on the Ruling Market Price or the basis for determining the Ruling Market Price, as the case may be of the Affected Metal until such time as the Price Source Disruption Event ceases.

19.2.1	If the Parties are unable within 5 (five) Business Days following their first meeting in terms of clause 19.2 to agree on the Ruling Market Price or the basis of determining the Ruling Market Price of the Affected Metal, the matter shall be referred for resolution to an independent third party who is approved of and appointed by the Chief Operating Officer of PPM and the Senior Manager Impala Refining Services a division of Impala, who shall be mandated to determine the Ruling Market Price of the Affected Metal, taking into consideration the latest available quotations for the Affected Metal and any other information that in his opinion is apposite. The Ruling Market Price or the basis of determining the Ruling Market Price of the Affected Metal as provided by the independent third party shall be final and binding on the Parties for the duration of the Price Source Disruption Event.

19.2.2	In the event that the Parties are unable to agree on the appointment of the independent third party contemplated in clause 19.2.1 within 5 (five) Business Days of either party being requested to do so by the other party, then at the request of either party such appointment shall be made by the President for the time being of the Southern African Institute of Mining and Metallurgy.

20.	FORCE MAJEURE

20.1	Neither Party shall be considered to be in default or in breach of its obligations under this Agreement if the performance of such obligations is prevented by any circumstance of Force Majeure.

20.2	The term “Force Majeure” as used herein shall mean any of the following events or circumstances:

20.2.1	acts of God;

20.2.2	riots, strikes, lock-outs or other industrial disturbances;

20.2.3	acts of foreign enemies, wars and hostilities, whether declared or not blockades, insurrection or civil disturbances;

20.2.4	epidemics, landslides, earthquakes, storms, lightning, floods, wash-outs, fires, droughts, underground collapse, accidents or explosions;

20.2.5	electricity load shedding or any national shortage of energy or fuel supplies;

20.2.6	failure or refusal by national provincial or local government or other authority to grant any license, permit, permission or authorisation after proper application has been made therefor or the withdrawal of such permission or authorization;

20.2.7	failure in third party delivery of piped hydrogen to the Impala Refinery due to no negligence of Impala;

20.2.8	failure of one of the Impala Processing furnaces and/or its gas cleaning equipment or major failure at the Impala Refinery and/or;

20.2.9	any other similar event which is reasonably unforeseeable, provided that such event or circumstance:

20.2.9.1	is beyond the relevant Party’s control;

20.2.9.2	is such that the relevant Party could not reasonably have provided against it before entering into this Agreement;

20.2.9.3	which having arisen such Party could not reasonably have avoided or overcome; and

20.2.9.4	which is not substantially attributable to the other Party.

20.3	If a Party (“the Affected Party”) is or will be prevented at any time by Force Majeure from performing any of its obligations under this Agreement, then the Affected Party shall as soon as reasonably possible, but not later than five Business Days after becoming aware of the circumstances giving rise to the Force Majeure, notify the other Party of:

20.3.1	the event or circumstances constituting the Force Majeure;

20.3.2	the extent to which its performance is or will be prevented; and

20.3.3	the period for which it anticipates such prevention will endure.

20.4	The Affected Party shall having given notice referred to in clause 20.3 above be excused from performing such obligations to the extent and for so long as such Force Majeure prevents it from performing them.

20.5	The Affected Party shall give notice to the other Party when it ceases to be affected by the Force Majeure.

20.6	Notwithstanding any other provision of this clause 20, Force Majeure shall not apply to obligations of either Party to make payments to the other Party under this Agreement or to perform its obligations under this Agreement to the extent to which it is possible to do so notwithstanding the occurrence of an event referred to in clause 20.2.

20.7	Each Party shall at all times, acting promptly and diligently, use all reasonable endeavours to minimise any delay in the performance of the Agreement as a result of Force Majeure; provided that such Party shall not be obliged to settle any strike or other labour dispute on terms contrary to its policies.

20.8	If as a result of the Force Majeure:

20.8.1	Impala (as the Affected Party) is prevented from taking delivery of the Concentrate, PPM shall, during the period for which such Force Majeure exists be entitled to supply Concentrate to other refiners for

20.8.2	processing and/or sale of metals, as well as for a period of no longer than 2 (two) Months thereafter as may be required to give effect to or enable such alternative arrangements; and

20.9	If the Force Majeure event or circumstance has continued for 120 (one hundred and twenty) days then, the non-Affected Party may, on 20 (twenty) Business. Days’ notice to the other Party, thereafter terminate this Agreement and neither Party shall be liable to the other Party for any loss caused by such termination.

21.	DISPUTE RESOLUTION

21.1	All disputes which may arise between the Parties shall be determined in accordance with the processes set out in this clause 21.

21.2	Before any dispute is referred to arbitration in terms of this clause 21 the aggrieved Party shall by notice to the other declare a dispute and shall in such notice identify the issues in dispute and the responsible executives of the Parties concerned shall, within 90 (ninety) days of the receipt of such notice, attempt to resolve the issues. Should such responsible executives within such period be unable to resolve the issues in dispute, same shall be referred to the Chief Operating Officer PPM and the Senior Manager Impala Refining Services a division of Impala and should they within a further 14 (fourteen) days be unable to resolve the issues in dispute same shall then be referred to arbitration in terms of this clause 21 as follows:

21.2.1	Any dispute arising out of or in connection with this Agreement shall be finally resolved by arbitration in terms of this clause 21;

21.2.2	Any Party to this Agreement may demand that a dispute be determined in terms of this clause by written notice to the other Party;

21.2.3	This clause is a separate divisible agreement from the rest of this Agreement and shall not be or become void, voidable or unenforceable by reason only of any alleged misrepresentation, mistake, duress, undue influence, impossibility (initial or supervening), illegality, immorality, absence of consensus, lack of authority or other cause relating in substance to the rest of this Agreement and not to this clause. The Parties intend that any such issue shall be subject to arbitration in terms of this clause;

21.2.4	Any dispute arising out of or in connection with this Agreement or the subject matter of this Agreement including, without limitation, any dispute concerning:

21.2.4.1	the existence of this Agreement, apart from this clause;

21.2.4.2	the interpretation and effect of this Agreement;

21.2.4.3	the Parties’ respective rights or obligations under this Agreement;

21.2.4.4	the rectification of this Agreement;

21.2.4.5	the breach or any matter arising out of the breach of this Agreement;

21.2.4.6

damages in delict, compensation for unjust enrichment or any other claim whether or not the rest of the Agreement apart from this clause is valid and enforceable,

shall be decided by arbitration as set out in this clause. The decision of the arbitrator shall be final and binding on the Parties.

21.3	The Parties shall agree on the arbitrator who shall be if the matter in dispute is principally:

21.3.1	a legal matter, a practising advocate or attorney of Johannesburg of at least 15 (fifteen) years' standing;

21.3.2	an accounting matter, a practising chartered accountant of Johannesburg of at least 15 (fifteen) years' standing;

21.3.3	any other matter, an independent person agreed upon between the Parties.

21.4	Should the Parties fail to agree whether the dispute is principally a legal, accounting or other matter within 7 (seven) days after arbitration was demanded, the matter shall be deemed to be a legal matter.

21.5	Should the Parties fail to agree on an arbitrator within 14 (fourteen) days after conclusion of the mediation process of clause 21.2, the arbitrator shall be appointed at the request of either Party to the dispute by the President for the time being of the Law Society of the Northern Provinces (or its successor in Gauteng) according to the provisions of clause 21.3.3.

21.6	The arbitrator shall have the power to fix all procedural rules for the holding of the arbitration including discretionary powers to make orders as to any matters which he may consider proper in the circumstances of the case with regard to submissions, pleadings, discovery, inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrator may receive and act on all such evidence whether oral or written, strictly admissible or not, as he, in his discretion, may deem fit. Unless the arbitrator otherwise expressly directs the arbitration shall be conducted according to the procedures laid down by the Uniform Rules of the High Court of South Africa, as amended and adapted by any special rules or practices applicable in the Southern Gauteng Division of the High Court of South Africa (as presently constituted).

21.7	The award of the arbitrator, which shall be in writing and supported by reasons, shall be final and binding upon all the Parties to the dispute (who hereby agree to carry out the award). The Parties hereby exclude all rights of appeal which might otherwise be conferred on them by Law.

21.8	The arbitration shall be held in Sandton and the Parties shall endeavour to ensure that it is completed within 30 days after notice requiring the claim to be referred to arbitration is given.

21.9	The arbitration shall be governed by the Arbitration Act No. 42 of 1965 or any replacement Act. The Parties agree that section 20 of the Arbitration Act (or the equivalent section of any replacement Act) shall not be applicable to any arbitration conducted in terms of this Agreement.

21.10	This clause 21 shall not preclude any Party from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending the decision of the arbitrator. The Parties hereby consent to the non-exclusive jurisdiction of the High Court of South Africa (Southern Gauteng Division) in respect of the proceedings referred to in this clause and the above Court shall have jurisdiction to enforce any award made by an arbitrator under this clause.

22.	WARRANTIES AND UNDERTAKINGS

22.1	PPM warrants to Impala that:

22.1.1	it has sole Rights to extract ore from the Pilanesberg Platinum Mine and produce Concentrate from such ore in order to meet its obligations in terms of this Agreement;

22.1.2	it will be the owner or will have title to the Concentrate including any metal I mineral derived from the Concentrate, and is lawfully authorized to deal in any metal or mineral derived from such Concentrate when deliveries of the Concentrate to Impala commence in terms of this Agreement;

22.1.3	will use reasonable endeavours to produce and deliver Concentrate to Impala in the quantities as indicated in Schedule C and in accordance with the Concentrate Delivery Plan. Provided that within the three calendar year term within which PPM delivers Concentrate to Impala under this Agreement the total contained metal production in Concentrate from the Pilanesberg Platinum Mine shall be not less than 250 000oz Pt plus associated Pgms in ratio typically as outlined in clause 6 then PPM warrants that subject to clause 5.3, PPM shall deliver a minimum of 250 000oz Pt plus associated Pgms in ratio typically as outlined in clause 6 in Concentrate to Impala within the three year calendar year term within which PPM delivers Concentrate to Impala under this Agreement (As provided for under clause 4.1).

22.2	Impala warrants that it will accept and pay for all relevant Pgms and Base Metals derived from Concentrate delivered by PPM as provided for under clause 7, in accordance with the provisions of this Agreement, save where Impala rejects any Concentrate in accordance with the provisions hereof.

23.	APPLICABLE LAW

This Agreement shall be governed interpreted and implemented in accordance with the Laws of the Republic of South Africa.

24.	CHANGE IN LAW

The Parties agree that in the event that any Change in Law has the implication of making the conclusion or implementation of any material part of this Agreement (i) unlawful; (ii) impossible; or (iii) commercially unfeasible for either Party, the Parties shall renegotiate the terms of the Agreement in good faith to give effect to the intentions of the Parties in accordance with the terms of the Agreement without resulting in any undue prejudice to the Parties.

25.	CESSION

Save as may be required by PPM for the purpose of securing pipeline financing wherein PPM may be obliged as security to cede in securitatum debiti its rights to receive payments due under this Agreement or cession of its rights by Impala to another subsidiary of Implats which is capable of performing all Impala's obligations under this Agreement, no Party may cede any of that Party’s rights or delegate any of that Party’s obligations without the prior written consent of the other Party which shall not be unreasonably withheld; provided that in the event of a sale by PPM of the Pilanesberg Platinum Mine or any sale by PPM which shall have implication regarding the production of the Concentrate as contemplated under this Agreement such sale shall be subject to applicable Law and unless otherwise agreed in writing by the Parties be • subject to the acquirer entering into an agreement with Impala on the same terms and conditions as contained in this Agreement. Upon Impala and the aforementioned acquirer entering into the aforesaid agreement PPM shall immediately be released from all such rights obligations liabilities and benefits with regard to the associated Concentrate and shall have no further liability in respect of such Concentrate in terms of this Agreement.

26.	WAIVER

No relaxation or indulgence which any Party may grant to the other shall constitute a waiver of the rights of that Party and shall not preclude that Party from exercising any rights which may have arisen in the past or which might arise in future.

27.	ENTIRE CONTRACT

This Agreement contains the entire Agreement of the Parties with respect to the matters stipulated above and supersedes all prior written oral or implied understandings between them on this subject.

28.	VARIATION, CANCELLATION AND WAIVER

Neither this Agreement nor any terms or conditions hereof shall be changed, waived, discharged or terminated orally but only by an instrument in writing signed by both Parties.

29.	NOTICES

29.1	The Parties choose as their domicilia citandi et executandi for all purposes under this Agreement whether in respect of court process notices or other documents or communications of whatsoever nature the following addresses:

29.2	Pilanesberg Platinum Mines (Pty) Limited

Postal:

[***]

Physical:

[***]

Telefax: [***]

E-mail: [***]

Attention: Chief Operating Officer; with a copy to the Company Secretary

29.3	Impala Platinum Limited:

Postal:

[***]

Physical:

[***]

Telefax: [***]

E-mail: [***]

Attention: Senior Manager: Impala Refining Services a division of Impala Platinum Limited

29.4	Notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing.

29.5	Any Party may by written notice to any other Party change the physical address chosen as its domicilium citandi et executandi vis-a-vis that Party to another physical address where postal delivery occurs in clause 29.1 or its postal address, telefax number or e-mail address provided that the change shall become effective vis-a-vis that addressee on the 10th (tenth) Business Day from the receipt of the notice by the addressee.

29.6	Any notice to a Party shall be delivered by hand to a responsible person at the physical address chosen as its domicilium citandi et executandi, and shall be deemed to have been received on the day of delivery if delivered between 08:00 and 19:00 on a Business Day or otherwise on the following Business Day;

29.7	The parties record that whilst they may correspond via email during the currency of the Agreement for operational reasons, no formal notice required in terms of this Agreement, nor any amendment of or variation to this Agreement may be given or concluded via email.

29.8	Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

30.	CONFIDENTIALITY AND PUBLICITY

30.1	For the purposes of this clause 30:

30.1.1	“Confidential Information” shall mean in relation to a Party any technical, commercial, scientific, marketing or business information, any documentation, know-how, trade secrets, marketing strategies, processes, machinery designs, technical specifications, development plans, concepts and ideas, financial information, customer information or records, business plans, customer and vendor lists, products analysis, tests results, descriptions, drawings, computer software, programming, hardware configurations, systems, materials and/or data and all other information of any kind or nature, proprietary to or a trade secret of a Party whether or not formally designated as confidential and whether in written, oral, magnetic or machine- readable or other format and which is acquired by another Party pursuant to this Agreement; and

30.1.2	“Representatives” shall mean in relation to a Party and that Party’s Affiliates, its and their respective employees, officers, directors consultants, agents, contractors, sub-contractors, advisers, bankers/lenders/funders and their respective professional advisors.

30.2	Each Party irrevocably and unconditionally acknowledges that the unauthorized . disclosure of the other Party’s Confidential Information may give rise to substantial damage to the other Party.

30.3	Each Party irrevocably and unconditionally undertakes to the other Party that subject to the provisions of this clause 30:

30.3.1	any Confidential Information of the other Party in its possession or under its control obtained pursuant to this Agreement will be maintained under conditions of strict confidentiality;

30.3.2	Confidential Information of the other Party has been or will be made available to only those of its Representatives and professional advisors who need to know such Confidential Information for the purpose of that Party performing its obligations under this Agreement and/or enforcing and protecting its rights under this Agreement and/or complying with its legal obligations;

30.3.3	it will take reasonable steps to ensure that those Representatives and professional advisors comply with the provisions of this clause 30 and will be liable for any non-compliance by such Representatives or professional advisors with the provisions of this clause 30; and

30.3.4	it will not otherwise disclose any Confidential Information of the other Party to any other Person or entity without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed).

30.4	Each Party irrevocably and unconditionally undertakes in favour of the other Party that if it becomes aware that there has been, as a result of or in the course of the performance of this Agreement, unauthorized disclosure or use of the Confidential Information of the other Party, it shall promptly bring the matter to the attention of the other Party in writing.

30.5	This clause 30 shall not apply to information which:

30.5.1	becomes generally available to the public other than as a result of a breach of this Agreement or a breach of a confidentiality obligation owed to the Party to whom such Confidential Information relates (and the other Party could not reasonably have been aware of such breach);

30.5.2	a Party can show by written record made prior to disclosure, was made available by the other Party on a non-confidential basis;

30.5.3	becomes available to a Party from a source other than the other Party (being the Party to whom such Confidential Information relates) and there has not been a breach of a confidentiality obligation owed to the Party to whom such Confidential Information relates of which the other Party should have reasonably been aware;

30.5.4	it is necessary for a Party to disclose in the proper performance of its obligations under this Agreement and/or enforcing and protecting its rights under this Agreement;

30.5.5	is at the time of disclosure in the public domain or lawfully in the possession of the Person to whom disclosure is made; or

30.5.6	is required to be disclosed by Law by any court or arbitration tribunal order by any regulatory body to which it is subject or by any securities or stock exchange on which the shares of any Party (or its Affiliates) are listed or any other competent regulatory authority.

30.6	PPM shall be entitled to disclose the contents of Schedule D to the persons and in the circumstances provided in this clause 30.6 as follows:

30.6.1	the contents of Schedule D hereto to any reputable financial institution for the purposes of assessing the provisions of pipeline financing to PPM, provided that:

30.6.1.1	prior to such disclosure, PPM shall obtain a written undertaking from the financial institution concerned to keep the contents of Schedule D confidential and to use them solely for the purposes of assessing the provision of pipeline financing as aforesaid; and

30.6.1.2	the disclosure of the provisions of Schedule D shall be made as a condition precedent to the provision of pipeline financing and only once all remaining conditions precedent to the transaction have been fulfilled;

30.7	For the avoidance of doubt but subject to clause 30.6, no provision of this Agreement shall be construed in such a way that a Party disclosing Confidential Information (“the Disclosing Party”) to the other Party (“the Receiving Party”) is deemed to have granted its consent to the Receiving Party to disclose the whole or any part of the Confidential Information notwithstanding that:

30.7.1	the Receiving Party receives a request for the whole or any part of the Confidential Information in terms of the provisions of the Promotion of Access to Information Act No. 2 of 2000 as amended (“the Act’’); or

30.7.2	the Disclosing Party has previously disclosed any of its Confidential Information to a third party in terms of the provisions of the Act or any other Law or court order.

30.8	The Parties agree that the disclosure of Confidential Information by the Receiving party otherwise than in accordance with the provisions of this Agreement, shall entitle the Disclosing Party to institute action for breach of confidence against the Receiving Party as envisaged by section 65 of the Act as amended.

30.9	The Parties acknowledge that the provisions of clause 30.8 shall not be construed in such a manner as to exclude the applicability of any ground of refusal contained in the Act which may be applicable in the event that the Receiving Party shall receive a request for the whole or any part of the Confidential Information in terms of the Act.

30.10	The receipt by a Party of another Party’s Confidential Information under this Agreement shall not be construed as granting to the receiving Party any right in or to use, exploit or further develop such Confidential Information on any basis other than solely to further the permitted purposes. Upon a Receiving Party ceasing to have any further rights or obligations under this Agreement or upon the request of the Disclosing Party whose Confidential Information is held by the Receiving Party either (at the Disclosing Party’s option):

30.10.1	return all tangible items of Confidential Information in the possession or control of the Receiving Party (or its Affiliates) to the Disclosing Party; or

30.10.2	destroy such materials and certify to the Disclosing Party that such materials have been destroyed.

30.11	The provisions of this clause 30 shall survive the termination for any reason of this Agreement and shall continue to bind the Parties for a period of 5 years thereafter.

31.	LIMITATION OF LIABILITY

Neither Party will be liable to the other Party for any indirect, consequential or special damages under or in connection with this Agreement.

PPM’s aggregate liability to Impala for any claims under or in connection with this Agreement shall be limited to the amounts actually paid to and received by PPM pursuant to clause 9.1 of the Agreement for the last 12 months of uninterrupted delivery of Concentrate by PPM pursuant to clause 5 and clause 6 preceding the date on which the event giving rise to the liability arises.

32.	SEVERABILITY

If any provision of this Agreement is held by a court of competent authority or an Arbitrator (appointed in terms of this Agreement) to be invalid, void or unenforceable that clause shall be severed from this Agreement and the remaining clauses shall remain valid binding and enforceable on the Parties.

33.	COSTS

Each Party shall bear its own costs in relation to the negotiation preparation and conclusion of this Agreement.

34.	SIGNATURE IN COUNTERPARTS

This Agreement may be executed in counterparts each of which shall be deemed to be an original and which together shall constitute one and the same agreement.

Signed at	Centurion	on	23 Aug	2018

For and on behalf of:

ILLEGIBLE

PILANESBERG PLATINUM MINES (PTY) LIMITED
Who warrants that he/she is duly authorized

Name:	ILLEGIBLE

Title:	C.O.O

Date:	23 Aug 2018

AS WITNESS:

1.	ILLEGIBLE

2.